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                                                                    EXHIBIT 20.1

CHASE MANHATTAN GRANTOR TRUST 1996-A


From: Chase Manhattan Bank, N.A.

To:   Norwest Bank Minnesota, N.A.


                   MONTHLY CERTIFICATEHOLDER'S REPORT
                   ----------------------------------

Due Period 4 Beginning Date                      05/01/1996
Due Period 4 End Date                            05/31/1996
Determination Date                               06/10/1996
Remittance Date                                  06/17/1996


I. Monthly Principal and Principal Carryover Shortfall to Certificateholders (Per $1000 of Original Principal Amount) $ 31.7561419284

II.   Monthly Interest and Unpaid Interest to Certificateholders
      (Per $1000 of Original Principal Amount)   $ 3.8892462317

III.  Monthly Expenses Summary

      A. Servicing Fee Disbursement               $ 1,102,649.00
      B. Cash Collateral Account Expense                  $ 0.00
      C. Total Expenses paid
         (per $1000 of Original Principal Amount) $ 0.7479319689

IV.   Cash Collateral Account Deposit Amount              $ 0.00

V.    Outstanding Advance Summary

      A. From Prior Period                        $ 2,694,767.33
      B. From Current Period                      $ 2,996,898.63
      C. Change in Amount Between Periods
         (Lines B - A)                              $ 302,131.30

VI.   Pool Factor Information

      A. Certificate Principal Balance        $ 1,276,361,867.68
      B. Initial Certificate Balance          $ 1,474,263,764.33
      C. Pool Factor (Lines A / B)                0.865762218785
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VII.  Available Cash Collateral Account Information for Due Period

      A. Available Cash Collateral Amount        $ 66,158,939.85
      B. Available Cash Collateral Amount
         Percentage                               4.999999999924%

VIII. Required Cash Collateral Amount

      A. For the Current Collection Period      $ 66,158,939.85
      B. For the Next Collection Period         $ 63,818,093.38